Exhibit 99.1

 Vitesse Reports Financial Results for First Quarter Fiscal Year 2006

    CAMARILLO, Calif.--(BUSINESS WIRE)--Jan. 23, 2006--Vitesse Semiconductor Corporation (NASDAQ:VTSS) ("Vitesse" or the "Company") today reported results for the first quarter ended December 31, 2005. Revenues in the first quarter of fiscal 2006 were $53.0 million, compared to $44.5 million in the first quarter of fiscal 2005, and $48.2 million in the fourth quarter of fiscal 2005.
    On a generally accepted accounting principles (GAAP) basis, net loss for the first quarter of fiscal 2006 was $14.1 million, or $(0.06) loss per share, compared to net loss of $17.2 million, or $(0.08) loss per share, in the first quarter of fiscal 2005 and net loss of $68.9 million, or $(0.32) loss per share, in the fourth quarter of fiscal 2005.
    During the quarter, the Company implemented a restructuring program in order to align its costs with its projected revenues. This restructuring involved the closure of one design facility and the termination of approximately 70 employees. In connection with this restructuring, the Company recorded a charge for severance, fixed asset impairment and lease termination costs in the amount of $1.3 million.
    In the first quarter of fiscal 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised), "Share-Based Payment" (SFAS 123R). As a result, the company recorded stock option expense related to its stock option and employee stock purchase plans in the aggregate amount of $3.7 million. Of this expense $0.2 million is included under Cost of Revenues, $1.8 million under Engineering, research and development expenses and $1.8 million under Selling, general and administrative expenses in both the GAAP and non-GAAP statements of operations for the period ended December 31, 2005.
    Non-GAAP net loss including the effect of share-based payment charges for the first quarter of fiscal 2006 was $7.9 million, or $(0.04) loss per share, compared to net loss of $9.5 million, or $(0.04) loss per share, in the first quarter of fiscal 2005, and net loss of $9.4 million, or $(0.04) loss per share, in the fourth quarter of fiscal 2005.
    Non-GAAP net loss before share-based payment charges for the first quarter of fiscal 2006 was $5.0 million, or $(0.02) loss per share.
    Non-GAAP results for all periods presented exclude certain non-cash expenses including amortization of intangible assets, acquisition-related deferred stock-based compensation, investment impairment charges, inventory write-downs, and fixed asset impairment charges, and include an adjustment to income taxes. Excluded unusual cash items are restructuring charges and acquisition-related other compensation expense. Additionally, periods prior to fiscal 2006 do not include stock-based compensation related to the effect of SFAS 123R, as the Company did not apply SFAS 123R retroactively.
    Vitesse's President and CEO, Lou Tomasetta, said, "I am pleased to see our revenues grow 10% sequentially to $53.0 million in the first fiscal quarter in spite of the challenges we faced with longer assembly and test lead times. The growth in customer demand was broad-based across our three business units. Our Ethernet products continued to see double-digit growth driven by increased penetration in the Small and Mid-Size Enterprise (SME) space. Storage revenues rebounded, even though shipments of Serial Attached SCSI (SAS) products in the quarter were not significant. Further, I am encouraged to see resurgence in our telecom business, particularly in Asia."
    Mr. Tomasetta continued, "We saw operating expenses decline during the quarter as a result of the cost cutting measures that we had previously announced. This will take us a step closer towards attaining profitability."

    Conference Call Information

    The Company will hold a conference call on January 23, 2006 at 2:00 p.m. PST. A live web cast of the call will be available on Vitesse's web site at www.vitesse.com. Those without Internet access will be able to listen to the live conference call by dialing 1-800-450-5178 (United States and Canada) or 1-706-679-4116
(International). The Conference ID is 4151027. A replay of the web cast will be available on the Company's web site after the call. A telephone replay of the conference call will be available for seven days, beginning on January 23, 2006 at 4:00 p.m. PST. The dial-in number for the telephone replay is 1-706-645-9291 and the Conference ID number is 4151027.

    About Vitesse

    Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for communications and storage networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Fibre Channel, Serial Attached SCSI, Optical Transport, and other applications. Vitesse innovation empowers customers to deliver superior products for Enterprise, Access, Metro and Core applications. Additional company and product information is available at www.vitesse.com.

    Non-GAAP Financial Measures

    We provide non-GAAP statements of operations data and net income and loss in addition to our GAAP financial information. We believe that it is useful to provide financial analysts and investors with specific detail on expenses and gains that are either non-cash in nature or unusual. We believe that the elimination of non-cash items and unusual gains and losses, as reflected in our non-GAAP information provided in our filings, is helpful to analysts and investors who may wish to use some or all of this information to analyze our current performance, prospects and valuation. Similarly, our management uses the non-GAAP information internally to evaluate our operating performance and in formulating our budget for future periods.
    For the three months ended December 31, 2005 and 2004, we have excluded several items from our non-GAAP net income (loss) figures. Excluded non-cash expenses consist of amortization of intangible assets, acquisition-related deferred stock-based compensation, investment impairment charges, inventory write-downs, and fixed asset impairment charges. Excluded unusual cash items are restructuring charges and acquisition-related other compensation expense.
    We adopted SFAS 123R in the first quarter of fiscal 2006. Accordingly, our consolidated financial statements for the period ended December 31, 2005 include stock-based compensation charges, which are not reflected in the financial statement of any prior periods. With a view towards providing analysts and investors with information that can be compared between periods, we are providing the non-GAAP measure "Net Loss Before Share-Based Payment Charge."
    In addition to the adjustments discussed above, we also apply a non-GAAP tax rate to our non-GAAP loss before taxes, which represents an expected long-term target rate based on various tax planning strategies that we have implemented in the past and that we expect to continue to implement in the future. This rate also assumes a certain mix of foreign shipments based on historical and expected trends, which may result in a shifting of income to lower tax jurisdictions. The non-GAAP tax rate does not take into account the various loss carryforwards, tax credits and reversal of the valuation allowance on the deferred tax assets which may result in a reduced GAAP tax rate. Our GAAP tax rate is expected to be significantly lower than this non-GAAP rate at least through fiscal 2006.
    Although we believe our non-GAAP measures provide useful information, these measures are not prepared in accordance with GAAP, and are not a substitute for our GAAP financial information. Please consult the reconciliation table immediately following the GAAP Statement of Operations for a reconciliation of GAAP results to non-GAAP results. For complete information on the non-cash expenses and unusual charges and gains eliminated from our GAAP results, please see our financial statements and "Management's Discussion and Analysis of Results of Operations and Financial Condition" that will be included in the periodic report we expect to file with the SEC with respect to the financial periods discussed herein.



                  VITESSE SEMICONDUCTOR CORPORATION
                          FINANCIAL SUMMARY

Statement of Operations - GAAP basis (unaudited)

(in thousands except per share data)          Three Months Ended
                                         -----------------------------
                                          Dec 31,   Dec 31,   Sept 30,
                                           2005      2004       2005
                                         --------- --------- ---------
Revenues                                  $53,011   $44,459   $48,190
Costs and expenses:
  Cost of revenues (1)                     23,073    20,198    27,416
  Engineering, research and
   development (2)                         24,184    24,874    24,736
  Selling, general and administrative (3)  15,536    11,827    13,312
  Restructuring charge                      1,327        --        --
  Impairment of long-lived assets              --        --    49,413
  Employee stock purchase plan
   compensation                                --     1,468        --
  Amortization of intangible assets         2,237     2,377     2,302
                                         --------- --------- ---------
Loss from operations, before other
 expense and income taxes                 (13,346)  (16,285)  (68,989)
Other expense, net                           (482)     (672)     (260)
                                         --------- --------- ---------
Loss from operations, before income taxes (13,828)  (16,957)  (69,249)
Income tax expense (benefit)                  228       258      (319)
                                         --------- --------- ---------
Net loss                                 ($14,056) ($17,215) ($68,930)
                                         ========= ========= =========
Net loss per share--diluted                ($0.06)   ($0.08)   ($0.32)
                                         ========= ========= =========
Weighted average shares--diluted          218,893   213,296   218,546
                                         ========= ========= =========


(1) Includes share-based payment charges in the amount of $194 for the three month period ended December 31, 2005.

(2) Includes share-based payment charges in the amount of $1,780 for the three month period ended December 31, 2005.

(3) Includes share-based payment charges in the amount of $1,761 for the three month period ended December 31, 2005.





Condensed Consolidated Balance Sheet Data -- GAAP basis
----------------------------------------------------------------------

(in thousands)                         Dec 31,   Sept 30,    Dec 31,
                                        2005       2005       2004
                                     ----------- --------- -----------
                                     (unaudited)           (unaudited)
Assets:
------------------------------------
Cash and investments                    $29,051   $32,000     $42,159
Accounts receivables, net                32,962    30,403      39,061
Inventories, net                         35,140    35,158      41,061
Prepaid expenses and other current
 assets                                   6,986     7,485       8,098
Restricted cash                               8         8       6,600
Property and equipment,  net             54,912    58,074      92,799
Restricted deposits                          --        --      31,105
Goodwill and intangible assets          238,329   238,916     240,716
Other assets                              9,781     9,292      15,645
                                     ----------- --------- -----------
   Total assets                        $407,169  $411,336    $517,244
                                     =========== ========= ===========


Liabilities and Shareholders' Equity:
-------------------------------------
Accounts payable                        $23,354   $20,188     $21,241
Accrued expenses and other current
 liabilities                             29,095    27,470      23,754
Accrued restructuring                     1,376     2,020      10,642
Accrued interest                            363       725         389
Deferred gain                             7,254     4,319       4,319
Income taxes payable                        782       699       1,715
Other long-term liabilities               2,589     3,916       1,146
Convertible debt, due October 2024       96,700    96,700      96,700
Minority interest                           781       772       1,511
Shareholders' equity                    244,875   254,527     355,827
                                     ----------- --------- -----------
   Total liabilities and
    shareholders' equity               $407,169  $411,336    $517,244
                                     =========== ========= ===========




                  VITESSE SEMICONDUCTOR CORPORATION
                          FINANCIAL SUMMARY

Reconciliation of GAAP net loss to non-GAAP net loss:

(in thousands except per share data)           Three Months Ended
                                         -----------------------------
                                          Dec 31,   Dec 31,   Sept 30,
                                           2005      2004       2005
                                         --------- --------- ---------

GAAP net loss                            ($14,056) ($17,215) ($68,930)
  Adjustments to net loss:
    Amortization of intangibles (1)         2,237     2,377     2,302
    Amortization of deferred
     compensation (2)                          16       511        32
    Other compensation expense (3)            134       385       152
    Employee stock purchase plan
     compensation (4)                          --     1,468        --
    Investment impairment charge (5)           --        --        (9)
    Restructuring charge (6)                1,327        --        --
    Inventory obsolescence charge (7)          --        --     5,261
    Impairment of long-lived assets (8)        --        --    49,413
    Income tax benefit (9)                  2,453     2,946     2,343
                                         --------- --------- ---------
Non-GAAP net loss                         ($7,889)  ($9,528)  ($9,436)
                                         ========= ========= =========

GAAP net loss per share--diluted           ($0.06)   ($0.08)   ($0.32)
Adjustment to net loss per
 share--diluted                              0.02      0.04      0.28
                                         --------- --------- ---------
Non-GAAP net loss per share--diluted       ($0.04)   ($0.04)   ($0.04)
                                         ========= ========= =========

Shares used to calculate non-GAAP net
 loss per share--diluted                  218,893   213,296   218,546
                                         ========= ========= =========

Non-GAAP Adjustments:
The GAAP net loss has been adjusted to reflect the following:

(1) The elimination of the non-cash amortization of identifiable intangible assets associated with purchase acquisitions.

(2) The elimination of the non-cash amortization of deferred compensation expense associated with stock options issued in purchase transactions, which amounts are included under Engineering, research and development expense.

(3) The elimination of other compensation expense related to purchase transactions, which amounts are included under Engineering, research and development expense.

(4) The elimination of the non-cash charge for employee stock purchase plan compensation that was recorded under the variable method of accounting in accordance with Emerging Issues Task Force 97-12, Accounting for Increased Share Authorizations in an IRS Section 423 Employee Stock Purchase Plan under APB Opinion No. 25.

(5) The elimination of long-term investment charges, which amounts are included in other expenses, net.

(6) The elimination of a restructuring charge for excess facilities, severance and fixed asset impairment.

(7) The elimination of a charge related to increasing inventory obsolescence reserves which amount is included in cost of revenues.

(8) The elimination of a long-lived asset impairment charge recorded in accordance with FASB144, Accounting for the Impairment or Disposal of Long-Lived Assets.

(9) The income tax adjustment from a GAAP rate to a non-GAAP rate of 22%, which represents an expected long-term target rate based on various tax planning strategies that the Company has implemented in the past and plans to continue in the future. This adjustment is included in Income tax expense (benefit) for each of the periods presented. The non-GAAP tax rate does not take into account the various loss carryforwards, tax credits and reversal of the valuation allowance on the deferred tax assets which may result in a different GAAP tax rate.





                  VITESSE SEMICONDUCTOR CORPORATION
                          FINANCIAL SUMMARY

Reconciliation of non-GAAP net loss to non-GAAP net loss before share-based payment charges:

(in thousands except per share data)           Three Months Ended
                                          ----------------------------
                                            Dec 31,  Dec 31,  Sept 30,
                                             2005     2004      2005
                                          ---------- -------- --------

Non-GAAP net loss                           ($7,889) ($9,528) ($9,436)

    Share-based payment charges               3,735       --       --
    Income tax adjustment                      (822)      --       --
                                          ---------- -------- --------
Non-GAAP net loss before share-based
 payment charges                            ($4,976) ($9,528) ($9,436)
                                          ========== ======== ========

Non-GAAP net loss per share--diluted         ($0.04)  ($0.04)  ($0.04)
Adjustment to non-GAAP net loss per
 share--diluted                                0.02       --       --
                                          ---------- -------- --------
Non-GAAP net loss before share-based
 payment charges per share--diluted          ($0.02)  ($0.04)  ($0.04)
                                          ========== ======== ========

Shares used to calculate non-GAAP net loss
 before share-based payment charges per
 share--diluted                             218,893  213,296  218,546
                                          ========== ======== ========




    CONTACT: Vitesse Semiconductor Corporation
             Mr. Yatin Mody, Chief Financial Officer, 805-388-3700